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                                                                    EXHIBIT 12.1


Capital Automotive REIT
Ratio of Earnings to Fixed Charges
Year Ended December 31, 1998
(in thousands)

Fixed Charges:
 Interest expensed and capitalized                      $       2,254
 Amortized premiums, discounts and
 capitalized expenses related to
 indebtedness                                                      77
                                                        --------------
Total Fixed Charges                                     $       2,331
                                                        ==============

Earnings:
 Pretax income from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity
 investees                                              $      20,886
 Fixed charges                                                  2,331
                                                       ---------------
Total Earnings                                          $      23,217
                                                       ===============

                                                       ---------------
Ratio of Earnings to Fixed Charges                               9.96
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